ENDORSED-FILED
                                      In the Office of the Secretary of State
                                                                 of the State
                                                                of California

                                                                  MAR 24 1997

                                                BILL JONES Secretary of State




              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

                                       OF

                                  ALTIUS CORP.



The undersigned certify that:

1. They are the President and Secretary, respectively of ALTIUS CORP., a Corporation.

2. Article First of the Articles of Incorporation of this corporation is amended to read as follows:

                              "The  name  of  this   corporation   is   "STARUNI
CORPORATION."

3. Article Fifth of the Articles of Incorporation of this corporation is amended to read as follows:

         "The Corporation is authorized to issue two classes of stock, to be designated as "Common Stock" and "Class B Preferred Stock." The number of authorized shares of "Common Stock" is 15 Million Shares, which have No Par Value. The number of authorized shares of "Preferred Stock" is 5 Million Shares, which have No Par Value. The Board of Directors is authorized to determine the rights preferences and restrictions granted to or imposed upon the "Class B Preferred Stock."

4. The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

5. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 260,666 shares of "Common Stock" and no shares of "Preferred Stock." The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares of "Common Stock."

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




We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATED:            December 30, 1996



By: /s/  Joseph Mazin
--------------------------
JOSEPH MAZIN, President



By: /s/  Bruce D. Stuart
   ---------------------
BRUCE D. STUART, Secretary











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